EXHIBIT 99.1

Quanex Fiscal Fourth Quarter and 2007 Annual Results

          Record Fourth Quarter and Annual Sales

 Strong Performance by Operating Groups Versus Served Markets

HOUSTON, Dec. 4, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) today reported fiscal fourth quarter and 2007 annual results for the period ending October 31, 2007. Net sales for the quarter were a record $557.9 million compared to $527.7 million last year. Annual sales were a record at $2,049.0 million compared to $2,032.6 million last year. Net income from continuing operations was $41.6 million for the quarter and $134.6 million for the year, compared to $39.1 million and $160.3 million, respectively, reported a year ago. Diluted earnings per share from continuing operations were $1.05 for the fourth quarter and $3.41 for the year, compared to $1.03 and $4.09, respectively, in 2006. Diluted earnings per share were $1.05 and $3.41 for the quarter and the year, respectively.

Highlights

 -- Quanex's consolidated 2007 net sales of $2,049.0 million were best ever.
 -- Fourth quarter net income from continuing operations was $41.6 million, up 6% over a year ago.
 -- Vehicular Products reported record fourth quarter net sales and operating income of $302.3 million and $41.1 million,
    respectively.
 -- Building Products reported fourth quarter net sales and operating income of $260.0 million and $31.6 million, respectively.
 -- Cash provided by operating activities for 2007 was $224.1 million compared to $190.3 million for 2006.
 -- The Company's cash and investments were $217.6 million at year end.
 -- Quanex announced its Building Products business will be spunoff to shareholders, followed by the merger of Quanex with Gerdau S.A.
    (NYSE:GGB) for $39.20 per share.

Selected Financial Information

 Fourth Quarter and Fiscal Year Financials
 ($ in millions, except per share data)

                 4th qtr   4th qtr   inc/                          inc/
                   2007      2006   (dcr)    FY 2007     FY 2006  (dcr)
                   ----      ----   -----    -------     -------  -----
  Net Sales      $ 557.9   $ 527.7    6%   $ 2,049.0   $ 2,032.6    1%
  Operating
   Income           62.9      59.3    6%       202.9       251.4  (19%)
  Income from
   Continuing
   Ops              41.6      39.1    6%       134.6       160.3  (16%)

  EPS: Basic
   Earnings from
   Continuing
   Ops            $ 1.12    $ 1.06    6%      $ 3.64      $ 4.28  (15%)

  EPS: Diluted
   Earnings from
   Continuing
   Ops            $ 1.05    $ 1.03    2%      $ 3.41      $ 4.09  (17%)

  EPS: Diluted
   Earnings       $ 1.05    $ 1.03    2%      $ 3.41      $ 4.08  (16%)

Segment Commentary

 VEHICULAR PRODUCTS  ($ in millions)

                   4th qtr 2007    4th qtr 2006      FY 2007    FY 2006
                   ------------    ------------      -------    -------
 Net Sales           $ 302.3          $ 264.8      $ 1,085.0    $ 988.8
 Operating Income    $  41.1          $  40.6      $   132.7    $ 154.6

Vehicular Products is focused on providing customers with engineered steel bar quality products and value added services. The segment's key market driver is light vehicle builds, which account for 65% of the segment's sales.

"MACSTEEL's tons shipped were second best ever in both the quarter and the year as demand for our steel bar products and value added services improved throughout the year. Our sales reflected sequentially improving demand in the North American transportation market, while recent capital spending and the strength of new programs allowed us to maintain a favorable product mix for much of the year, along with high utilization rates at our operations. Operating income was down due to rising consumable supply costs throughout the year, and higher alloy costs in the back half of the year," said Raymond A. Jean, chairman and chief executive officer. "MACSTEEL's bar shipments for the year were up about 2% on the strength of new programs with our automotive customers, while North American light vehicle builds were down some 2% over the same period."

BUILDING PRODUCTS

 ENGINEERED PRODUCTS  ($ in millions)

                   4th qtr 2007    4th qtr 2006      FY 2007    FY 2006
                   ------------    ------------      -------    -------
 Net Sales           $ 123.9          $ 132.2        $ 457.8    $ 524.6
 Operating Income    $  13.2          $  13.4        $  43.8    $  52.5

Engineered Products is focused on providing window and door OEM customers with engineered products and components. Key market drivers are housing starts (apprx. 50% of segment sales) and remodeling activity (apprx. 50% of segment sales).

"Engineered Products reported a 6% decrease in fiscal fourth quarter net sales with little change in operating income compared to the year ago quarter, while housing starts for the same period were down some 22%. For 2007, net sales and operating income for the segment were down 13% and 17%, respectively, from last year," said Jean. "Rising home inventories and a significant tightening in the credit markets dramatically slowed residential construction activity, which in turn had an adverse impact on OEM demand for our window and door products. However, we were able to markedly offset this sector decline in 2007. We believe our customer base, comprised of companies considered the leaders in this industry, have generally performed better than the market as a whole. Also, our Engineered Products business has continued to benefit from extensive new programs with new and existing customers, the introduction of new products, and ongoing lean initiatives," Jean said.

 ALUMINUM SHEET PRODUCTS  ($ in millions)

                   4th qtr 2007    4th qtr 2006      FY 2007    FY 2006
                   ------------    ------------      -------    -------
 Net Sales           $ 136.1          $ 135.2        $ 524.2    $ 539.8
 Operating Income    $  18.3          $  17.9        $  65.7    $  82.2

Aluminum Sheet Products is a leading-provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Its primary market drivers are housing starts and remodeling activity, which account for 60% of segment sales.

"Nichols Aluminum had a great finish to the year. Both net sales and operating income were up in the fourth quarter compared to the year ago quarter, even in the face of a 22% drop in housing starts over the same period. Aluminum sheet shipped pounds in the quarter were up 3% as the business benefited from a slight rise in remodeling demand. For the year, our shipped pounds were off some 7% compared to last year, relatively good performance given the year's market environment. Nichols' spread (selling price less raw material cost) in the quarter was down 5% and 3% compared to the year ago period and sequential quarter, respectively, but remained at relatively strong levels as the LME price of aluminum ingot has remained historically high. Our scrap based, relatively energy efficient process provides significant competitive advantage in a time of very high energy costs," Jean added.

Cash Flow

"Through the careful management of our conversion cycle, we continue to generate excellent cash flow, as 'cash provided by operating activities' for the year came in at $224.1 million, despite the challenging market conditions we experienced throughout the year. Cash and investments were $217.6 million at year end. Our 2007 return on invested capital was 14.5%, exceeding our weighted average cost of capital," continued Jean.

Outlook

Vehicular Products

Fiscal first quarter 2008 light vehicle production at the "Big Three" is expected to be down 2% from a year ago, while total North American light vehicle builds are projected to be down 1% compared to the fiscal first quarter of 2007. MACSTEEL will continue to focus on increasing its content with the "Big Three," while taking advantage of rising transplant opportunities as the domestic sourcing of powertrain components grows.

For fiscal 2008, total North American light vehicle builds are expected to be down 3% compared to 2007. MACSTEEL expects its total 2008 shipped tons to be up slightly from 2007, and operating income is expected to be in a range of $140 million to $150 million. Depreciation and amortization costs are estimated at $40 million.

Building Products

Fiscal first quarter and full year housing starts are expected to be down 26% and 24%, respectively, over the year ago periods as the market continues to face difficult conditions brought on by tougher credit requirements by lenders and an expanding inventory of available homes for sale. For the full year, the Building Products business expects net sales to be down some 5% compared to 2007. The group's ability to consistently outperform the market is a testimony to its success in introducing new products, and capturing new programs and customers. Building Products also has an outstanding customer base that continues to experience meaningful growth with the "Big Box" outlets. While new home starts will remain under pressure during 2008, there is evidence our customers are now starting to focus more of their efforts on stimulating the remodeling markets. Operating income in 2008 is expected to be in a range of $80 million to $95 million. Depreciation and amortization costs are estimated at $37 million.

Quanex

The Company's fiscal first quarter (Nov - Jan) financial results are generally its weakest of the year due to fewer production days associated with the holidays and reduced home building activity during the winter season. Quarterly financial results typically improve through the remainder of the year, culminating with fourth quarter earnings that are usually the Company's strongest. For fiscal 2008, Quanex assumes a corporate expense run rate of approximately $25 million, which includes a $4 million estimate for stock options.

LIFO

A $3.9 million ($0.06 per diluted share) non-cash LIFO charge was taken in the fourth quarter of 2007, and for the year, LIFO charges totaled $9.9 million ($0.16 per diluted share). The LIFO charges reflect the rise in steel scrap and alloy costs at MACSTEEL. Quanex uses the LIFO method of accounting that requires it to forecast both year-end inventory prices and levels. Periodically, it will adjust interim inventory balances with a final reconciliation in the fourth quarter.

Other

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash while the premium amount of the debentures may be settled in any combination of cash and common stock when they become convertible and are surrendered by the holders thereof. Allowing for this election using a $25.45 conversion price and an average stock closing price of $43.44 for the fourth quarter, the Company's fourth quarter diluted earnings from continuing operations reflect a reduction of $0.06 per share, and with an average stock closing price of $42.34 for the year, represent a reduction of $0.18 per share.

On November 19, 2007, the Company announced plans to separate its Building Products and Vehicular Products businesses. The Building Products business will be spun off, virtually debt-free to existing shareholders, followed by the merger of Quanex with Gerdau Delaware, Inc., a wholly owned subsidiary of Gerdau S.A. for $39.20 in cash per share. The merger transaction is expected to close by the end of the first calendar quarter of 2008, and is subject to approval by Quanex shareholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Exon-Florio Provision and other customary closing conditions.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.14 per share on the common stock, payable December 31, 2007, to shareholders of record on December 18, 2007.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 10/31/07

Book value per common share: $23.75; Total debt to capitalization: 12.7%; Return on invested capital: 14.5%; Return on common equity: 16.5%; Actual number of common shares outstanding: 37,189,587.

Definitions

Book value per common share - calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization - calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital - calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity - calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2006) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

This press release may be deemed to be soliciting material relating to the proposed merger transaction between Quanex Corporation and a wholly owned subsidiary of Gerdau S.A. In connection with the proposed merger, Quanex will file a proxy statement and other relevant documents concerning the proposed merger with the SEC. Investors and securities holders of Quanex are urged to read the proxy statement when it becomes available because that document will contain important information about the proposed merger. The definitive proxy statement will be mailed to Quanex stockholders. Investors and security holders may obtain a copy of such documents free of charge from the SEC's website at www.sec.gov. Copies of such documents may also be obtained free of charge from Quanex's website at www.quanex.com.

For additional information about Quanex, visit its website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

 Three months ended                              Twelve months ended
     October 31,                                      October 31,
 ------------------                             ----------------------
   2007      2006                                  2007        2006
 --------  --------                             ----------  ----------
                     Net sales:
 $302,332  $264,793   Vehicular Products        $1,085,047  $  988,799

                        Engineered Building
  123,866   132,157      Products                  457,764     524,625
                        Aluminum Sheet Building
  136,124   135,192      Products                  524,215     539,773
 --------  --------                             ----------  ----------
  259,990   267,349   Building Products            981,979   1,064,398

   (4,464)   (4,422)  Corporate and Other          (18,005)    (20,625)
 --------  --------                             ----------  ----------

 $557,858  $527,720         Net sales           $2,049,021  $2,032,572
 ========  ========                             ==========  ==========

                      Operating income:
 $ 41,109  $ 40,603   Vehicular Products        $  132,723  $  154,571

                       Engineered Building
   13,220    13,379     Products                    43,814      52,540
                       Aluminum Sheet Building
   18,331    17,927     Products                    65,732      82,177
 --------  --------                             ----------  ----------
   31,551    31,306   Building Products            109,546     134,717

   (9,805)  (12,611)  Corporate and Other          (39,329)    (37,894)
 --------  --------                             ----------  ----------

 $ 62,855  $ 59,298         Operating Income    $  202,940  $  251,394
 ========  ========                             ==========  ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

 Three months ended                               Twelve months ended
     October 31,                                      October 31,
 ------------------                             ----------------------
   2007     2006                                   2007        2006
 --------  --------                             ----------  ----------

 $557,858  $527,720  Net sales                  $2,049,021  $2,032,572
                     Cost of sales (exclusive
                      of items shown separately
  451,863   425,985   below)                     1,671,052   1,617,399
                     Selling, general and
   22,795    23,929   administrative expense        97,989      92,705
                     Depreciation and
   20,345    18,508   amortization                  77,040      71,074
 --------  --------                             ----------  ----------
   62,855    59,298  Operating income              202,940     251,394
     (983)   (1,129) Interest expense               (4,054)     (4,818)
    2,792     1,477  Other, net                      8,178       4,240
 --------  --------                             ----------  ----------
                     Income from continuing
   64,664    59,646   operations before taxes      207,064     250,816
  (23,106)  (20,517) Income tax expense            (72,442)    (90,503)
 --------  --------                             ----------  ----------
                     Income from continuing
   41,558    39,129   operations                   134,622     160,313
                     Income (loss) from
                      discontinued operations,
       --        46   net of taxes                      --        (130)
 --------  --------                             ----------  ----------
 $ 41,558  $ 39,175  Net income                 $  134,622  $  160,183
 ========  ========                             ==========  ==========
                     Basic earnings per common
                      share:
                     Earnings from continuing
 $   1.12  $   1.06   operations                $     3.64  $     4.28
                     Income (loss) from
 $     --  $     --   discontinued operations   $       --  $    (0.01)
 --------  --------                             ----------  ----------
 $   1.12  $   1.06  Basic earnings per share   $     3.64  $     4.27
 --------  --------                             ----------  ----------
                     Diluted earnings per
                      common share:
                     Earnings from continuing
 $   1.05  $   1.03   operations                $     3.41  $     4.09
                     Income (loss) from
 $     --  $     --   discontinued operations   $       --  $    (0.01)
 --------  --------                             ----------  ----------
 $   1.05  $   1.03  Diluted earnings per share $     3.41  $     4.08
 --------  --------                             ----------  ----------
                     Weighted average common
                      shares outstanding:
   37,075    36,847    Basic                        36,982      37,479
   39,703    38,494    Diluted                      39,509      39,708

                     Cash dividends declared
 $ 0.1400  $ 0.1400   per share                 $   0.5600  $   0.4833

 QUANEX CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

 October 31,                                               October 31,
    2007                                                       2006
 ---------------------------------------------------------------------
             Assets
 $  172,838  Cash and equivalents                           $  105,708
     44,750  Short-term investments                                 --
    189,754  Accounts and notes receivable, net                184,311
    152,185  Inventories                                       142,788
     11,904  Deferred income taxes                              12,218
      5,066  Other current assets                                5,584
 ----------  ---------------------------------------------  ----------
    576,497    Total current assets                            450,609
  1,085,569  Property, plant and equipment                   1,040,217
   (659,537) Less accumulated depreciation                    (608,159)
 ----------                                                 ----------
    426,032  Property, plant and equipment, net                432,058
    203,065  Goodwill                                          196,350
     29,934  Cash surrender value insurance policies            29,108
     85,514  Intangible assets, net                             75,285
     13,780  Other assets                                       18,742
 ----------  ---------------------------------------------  ----------
 $1,334,822     Total assets                                $1,202,152
 ==========  =============================================  ==========
             Liabilities and stockholders' equity
 $  149,512  Accounts payable                               $  137,564
     58,896  Accrued liabilities                                54,943
     14,431  Income taxes payable                               13,185
    126,464  Current maturities of long-term debt                2,721
 ----------  ---------------------------------------------  ----------
    349,303     Total current liabilities                      208,413
      2,551  Long-term debt                                    130,680
      4,093  Deferred pension credits                            1,115
      6,745  Deferred postretirement welfare benefits            7,300
     60,233  Deferred income taxes                              66,189
     12,738  Non-current environmental reserves                 14,186
     16,010  Other liabilities                                  15,754
 ----------  ---------------------------------------------  ----------
    451,673     Total liabilities                              443,637
    883,149     Total stockholders' equity                     758,515
 ----------  ---------------------------------------------  ----------
 $1,334,822     Total liabilities and stockholders' equity  $1,202,152
 ==========  =============================================  ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)
                                                   Twelve months ended
                                                       October 31,
                                                  --------------------
                                                     2007      2006
                                                  ---------  ---------
 Operating activities:
  Net income                                      $ 134,622  $ 160,183
  Loss from discontinued operations                      --        130
                                                  ---------  ---------
  Net income from continuing operations             134,622    160,313
  Adjustments to reconcile net income
   to cash provided by operating activities:
    Depreciation and amortization                    77,308     71,657
    Deferred income taxes                            (5,922)     7,084
    Stock-based compensation                          6,036      5,298
                                                  ---------  ---------
                                                    212,044    244,352
  Changes in assets and liabilities,
   net of effects from acquisitions and
   dispositions:
    Decrease (Increase) in accounts and
     notes receivable                                (1,747)   (32,229)
    Decrease (Increase) in inventory                 (7,828)    (9,753)
    Increase (Decrease) in accounts payable          13,685      8,326
    Increase (Decrease) in accrued liabilities         (533)    (8,059)
    Increase (Decrease) in income taxes payable         455       (736)
    Increase (Decrease) in deferred pension
     and postretirement benefits                      8,035    (10,524)
  Other, net                                            (37)      (390)
                                                  ---------  ---------
  Cash provided by (used for) operating
   activities from continuing operations            224,074    190,987
  Cash provided by (used for) operating
   activities from discontinued operations               --       (716)
                                                  ---------  ---------
 Cash provided by (used for) operating activities   224,074    190,271
 Investment activities:
  Purchases of short-term investments              (106,114)        --
  Proceeds from sales of short-term investments      61,150         --
  Acquisitions, net of cash acquired                (58,493)        --
  Capital expenditures, net of retirements          (34,396)   (72,262)
  Proceeds from sale of discontinued operations          --      5,683
  Retired executive life insurance proceeds             249        461
  Other, net                                            630        593
                                                  ---------  ---------
   Cash provided by (used for) investing
    activities from continuing operations          (136,974)   (65,525)
   Cash used for investment activities from
    discontinued operations                              --        (14)
                                                  ---------  ---------
 Cash provided by (used for) investment
  activities                                       (136,974)   (65,539)
 Financing activities:
  Repayments of long-term debt                       (4,386)    (2,519)
  Common dividends paid                             (20,776)   (18,362)
  Issuance of common stock from option exercises,
   including related tax benefits                     5,045     11,094
  Purchases of treasury stock                            --    (58,326)
  Other, net                                            (11)      (547)
                                                  ---------  ---------
   Cash provided by (used for) financing
    activities from continuing operations           (20,128)   (68,660)
   Cash used for financing activities from
    discontinued operations                              --        (56)
                                                  ---------  ---------
 Cash provided by (used for) financing activities   (20,128)   (68,716)
                                                  ---------  ---------
    Effect of exchange rate changes on
     cash and equivalents                               158         11
 Increase (Decrease) in cash and equivalents         67,130     56,027

 Beginning of period cash and equivalents           105,708     49,681
                                                  ---------  ---------
 End of period cash and equivalents               $ 172,838  $ 105,708
                                                  =========  =========

CONTACT:  Quanex Corporation
          Financial Contact:
          Jeff Galow
            713/877-5327
          Media Contact:
          Valerie Calvert
            713/877-5305